Exhibit 99.1

Esquire Financial Holdings, Inc.

Reports Third Quarter 2026 Results

Successful Signature Closing Coupled with Combined Industry Leading Growth and Performance Metrics

Jericho, NY – October 27, 2026 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the third quarter and year-to-date of 2026.

Effective August 1, 2026, Esquire completed its previously announced acquisition of Signature Bancorporation, Inc., the parent company of Signature Bank of Chicago (collectively “Signature”).  The following summarizes key highlights on August 1, 2026, as well as other merger related items:

●	Signature’s closing balance sheet – The fair values of the acquired assets, loans, and deposits were $1.90 billion, $1.36 billion, and $1.65 billion, respectively, giving rise to $246.9 million in goodwill and a $49.3 million core deposit intangible. The combined results for the third quarter of 2026 include two months of activity for Signature.

●	Combined closing balance sheet – The combined assets, loans, deposits, equity, goodwill and core deposit intangible were approximately $4.75 billion, $3.31 billion, $3.92 billion, $778.7 million, and $296.2 million, respectively, on a purchase price of $466.1 million. The combination was approximately 10% accretive to tangible book value. Prior period information presented reflects Esquire’s pre-merger financial information.

●	Core systems conversions are in progress and targeted for April 2027. There has been no material client attrition to date and the combined company’s financial information and performance metrics remain materially unchanged with certain performance metrics improving from announcement date as noted below.

“This transformational merger enhances our operating profile, expands our resources, and diversifies our balance sheet, bringing together two institutions with highly complementary commercial banking operations and capabilities for continued expansion nationally,” stated Andrew C. Sagliocca, Vice Chairman, CEO & President.  “Most importantly, the merger unites two highly talented management teams with strong client relationships and market expertise, positioning the combined company for continued industry-leading growth, performance metrics and enhanced success.”

Significant achievements and key performance metrics during the current quarter and year-to-date of 2026 include:

●	Net income increased $4.5 million, or 34.7%, to $17.5 million for the third quarter of 2026, compared to $13.0 million in the second quarter of 2026. Diluted earnings per share were $1.57, compared to $1.49 in the prior linked quarter. Excluding $8.9 million of pretax merger expenses ($7.1 million, net of tax) and $938 thousand of discrete tax benefits related to share-based compensation, adjusted(1) net income and diluted earnings per share for the third quarter of 2026 were $23.6 million and $2.12, respectively. For the second quarter of 2026, adjusted(1) net income and diluted earnings per share were $14.0 million and $1.60, respectively, excluding pretax merger expenses of $1.1 million ($970 thousand, net of tax).

●	Returns on average assets and equity were 1.73% and 11.11%, respectively, for the third quarter of 2026, compared to 2.09% and 17.06% in the prior linked quarter. Excluding the previously noted after-tax merger expenses and discrete tax benefit item, adjusted(1) returns on average assets and tangible equity(1) were an industry leading 2.34% and 23.10%, respectively, as compared to 2.25% and 18.33%, respectively, for the linked quarter.

●	Strong net interest margin of 5.74%, compared to 5.96% in the prior linked quarter, considering the impact of the Signature merger. The current quarter’s net interest margin was positively impacted by approximately 6 basis points as the acquired interest-earning assets and interest-bearing liabilities of Signature, at fair value, impacted the combined net interest margin for two out of the three months in the current quarter.

(1)	See non-GAAP reconciliation provided at the end of this news release.

●	Loans increased $1.52 billion ($1.38 billion from the Signature merger), or 80.1%, to $3.43 billion from June 30, 2026. The remaining increase was primarily driven by organic litigation-related loan growth of $159.6 million, or 48.9% annualized, to $1.46 billion and represented 42.5% of total loans, compared to 68.1% in the prior linked quarter. Since the acquisition date of Signature on August 1, 2026, loans increased $111.4 million, or 20.1% annualized, to $3.43 billion in the current quarter, primarily driven by litigation-related loan growth.

●	Deposits increased $1.80 billion ($1.65 billion from the Signature merger), or 82.5%, to $3.98 billion from June 30, 2026. The remaining increase was primarily driven by litigation-related deposit growth. Noninterest bearing demand deposits totaled $1.11 billion, or 27.9% of total deposits, and the cost of funds for the quarter ended September 30, 2026, including demand deposits, was 1.13%. Since the acquisition date of Signature on August 1, 2026, total deposits increased $55.0 million, or 8.4% annualized, to $3.98 billion in the current quarter.

●	Off-balance sheet (“OBS”) sweep funds totaled $775.5 million, with approximately 32.9% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fee income totaled $1.1 million for the current quarter. Additional available liquidity totaled approximately $865.2 million, excluding cash, OBS sweep funds, and unsecured borrowing capacity.

●	Solid credit metrics, asset quality, and reserve coverage ratios with the allowance for credit losses totaling $44.7 million, or 1.30% of loans, and nonperforming loans and nonperforming assets totaling $8.6 million and $9.6 million, respectively, representing 0.25% of total loans and 0.20% of total assets, respectively.

●	Noninterest income increased $1.5 million, or 23.5%, to $7.9 million, representing 12.8% of total revenue, led by our payment processing platform with 94,000 small business clients nationally. Our tech-enabled payments platform allowed us to perform commercial treasury clearing services for $10.5 billion in credit and debit card payment volume across 152.2 million transactions in all 50 states. Other noninterest income included ASP fee income and other client related services charges totaling $1.1 million and $1.4 million, respectively.

●	Efficiency ratio(1) was 58.6% for the current quarter (including $8.9 million of merger expenses and $1.8 million of core deposit intangible (“CDI”) amortization) compared to 50.1% in the prior linked quarter (including $1.1 million of merger expenses). The adjusted efficiency ratios(1) were 41.1% in the current quarter compared to 47.6% in the prior linked quarter, excluding the previously mentioned merger charges and CDI amortization.

●	Key recognitions during the current quarter include: (1) ranked #3 among the top-performing publicly traded U.S. banks in Bank Director’s 2026 RankingBanking; and (2) named a top deposit franchise by S&P Global Market Intelligence for the third consecutive year.

●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible assets(1) (“TCE/TA”) ratios of 12.95% and 10.91%, respectively. The Bank remains well above the bank regulatory “Well Capitalized” standards.

“The Signature merger extends our client-centric approaches to a larger, more diversified client base, building long-term relationships that allow our clients to grow, while concurrently generating strong organic growth for our combined company,” stated Tony Coelho, Chairman of the Board. “With a broader client base, a more diversified loan and deposit foundation, and more resources to allow greater scale, we are positioned to pursue long-term growth while preserving access to key decision-makers to ensure continuity of services that our clients value and have come to expect.”

“The success of the current quarter’s growth, performance metrics, and merger closing is a credit to our caring and diligent management teams and valued employees in New York and Chicago as well as our BDOs across the country,” stated Andrew C. Sagliocca, Vice Chairman, CEO & President. “The Signature merger coupled with our combined asset size, enhanced resources, and diversified loan and deposit platforms positions Esquire for continued industry leading growth and performance, exceeding our initial earnings expectations when we announced the merger on March 12, 2026.”

(1)	See non-GAAP reconciliation provided at the end of this news release.

Third Quarter 2026 vs. 2025

Net income for the quarter ended September 30, 2026 was $17.5 million, or $1.57 per diluted share, compared to $14.1 million, or $1.62 per diluted share for the same period in 2025. Returns on average assets and equity for the current quarter were 1.73% and 11.11%, respectively, compared to 2.61% and 20.83% for the same period of 2025. Adjusted(1) net income, diluted earnings per share, return on average assets, and return on average tangible common equity were $23.6 million, $2.12, 2.34% and 23.10%, respectively.

Net interest income increased $22.2 million, or 70.6%, to $53.5 million, due to growth in average interest earning assets totaling $1.64 billion (approximately $1.19 billion related to the Signature merger), or 79.7%, to $3.70 billion. We continue to generate strong organic growth in the quarter funded with low-cost core deposits from our combined regional business development teams and existing relationship banking efforts. Our net interest margin decreased 30 basis points to 5.74%, primarily due to the impact of the Signature merger. The resilience of our combined net interest margin reflects the strength of both the legacy Esquire franchise and the Signature acquired net interest earning assets at fair value, driving industry leading returns. Our net interest margin was positively impacted by approximately 6 basis points in the current quarter as the acquired interest-earning assets and interest-bearing liabilities of Signature, at fair value, impacted the combined net interest margin for two out of the three months in the current quarter. Average loan yields decreased 41 basis points to 7.57%, primarily due to the composition of the acquired loans in the merger. Average loans increased $1.36 billion (approximately $903.9 million related to the Signature merger), or 88.7%, to $2.89 billion, with the remaining organic growth led by our litigation-related loans totaling $420.0 million, or 44.2%, to $1.37 billion in the current quarter. Loan interest income increased $24.4 million, or 79.0%, to $55.2 million with $26.0 million related to growth in average loan volumes (primarily driven by the merger and litigation-related commercial loan growth), offset by $1.7 million from decreases in average loan rates, primarily a result of the acquired Signature loan portfolio. Average securities increased $142.1 million, or 42.1%, to $479.8 million with yields increasing 23 basis points to 4.04% with both increases driven by the Signature merger. Average deposits increased $1.49 billion ($1.08 billion related to the Signature merger), or 80.6%, to $3.34 billion. We continue to generate core organic deposit growth led by our litigation-related (both IOLTA/NOW and money market) growth totaling $398.5 million, or 31.8%. Our cost of deposits, including noninterest bearing demand deposits, increased 10 basis points to 1.13%, primarily due to the Signature merger. Our loan-to-deposit ratio was 86% at September 30, 2026.

The provision for credit losses was $1.8 million for the third quarter of 2026, a $50 thousand increase from the third quarter of 2025. As of September 30, 2026, our allowance to loans ratio was 1.30%, as compared to 1.37% in the prior year quarter. Based on management’s evaluation of current credit risk in our loan portfolio, including the acquired loans from the Signature merger, management believes the allowance for credit losses is adequate at September 30, 2026.

Noninterest income totaled $7.9 million in the current quarter, an increase of $1.7 million ($1.5 million related to fee income generated by Signature’s existing banking platform and related commercial client base) from the third quarter of 2025. Payment processing income was $5.4 million for the third quarter of 2026, an increase of $375 thousand compared to the prior year quarter, as fee income growth has been muted in the legacy Esquire payment processing platform, primarily due to changes in our overall merchant risk profile and merchant composition. Payment processing volumes for the legacy Esquire credit and debit card processing platform increased $416.0 million, or 4.1%, to $10.5 billion while transaction volume totaled 152.2 million for the current quarter. We continue to focus on the expansion of merchant sales channels through our current and future ISOs, new merchant originations, active management of our merchant risk profiles, potential commercial clients in the Chicago and Midwest markets from our Signature merger, and by expanding our technology and other resources in the payment vertical. The Company utilizes proprietary and industry leading/customized technology to ensure card brand and regulatory compliance, to support multiple processing platforms, to manage daily risk across 94,000 small business merchants in all 50 states, and to perform commercial treasury clearing services for $10.5 billion in volume across 152.2 million transactions in the current quarter. ASP fees totaled $1.1 million, an increase of $321 thousand from the prior year quarter, and are directly impacted by the average balance of OBS sweep funds as well as current short-term market interest rates. Other customer related fees and services charges totaling $1.4 million are primarily related to fee income generated by Signature’s existing banking platform and related commercial client base.

Noninterest expense increased $17.6 million, or 95.9%, to $36.0 million for the third quarter of 2026 compared to the same period in 2025. The increase primarily reflects the acquisition of Signature, including two months of its operating expenses totaling $5.1 million following the August 1, 2026 closing, $8.9 million of merger expenses, and $1.8 million of core deposit intangible amortization, together with continued investment in personnel and technology to support organic growth. Employee compensation and benefits costs increased $5.1 million ($3.4 million related to the Signature merger), or 47.1%, to $16.0 million, reflecting the addition of Signature’s personnel and continued investment in our employees across all departments as well as technology to primarily support our national litigation franchise.

(1)	See non-GAAP reconciliation provided at the end of this news release.

Other noninterest expenses increased $2.0 million ($1.7 million related to the Signature merger) to $9.3 million, reflecting the expanded operating footprint and infrastructure of the combined company, together with ongoing investment in business development, client service and risk management.

The Company’s efficiency ratio was 58.6% for the three months ended September 30, 2026, as compared to 48.9% in 2025. The adjusted(1) efficiency ratio was 41.1%, excluding merger related expenses of $8.9 million and amortization of core deposit intangible of $1.8 million. Signature’s complementary limited-branch commercial banking model and technology-enabled operations provide additional scale to support continued growth while maintaining investment in experienced bankers, client service and risk management.

The effective tax rate was 26.0% for the third quarter of 2026, as compared to 19.5% in the prior year quarter. The increase was primarily due to certain incremental discrete tax benefits related to share-based compensation in the prior year quarter. Excluding the merger related charges (and related tax effect) as well as certain discrete tax benefits related to share-based compensation, our adjusted(1) effective tax rate was approximately 27.4% in the current quarter.

Year-to-Date 2026 vs. 2025

Net income for the nine months ended September 30, 2026 was $42.7 million, or $4.48 per diluted share, compared to $37.4 million, or $4.32 per diluted share for the same period in 2025. Returns on average assets and equity were 1.93% and 13.94%, respectively, compared to 2.46% and 19.60% for the same period of 2025. Adjusted(1) net income, diluted earnings per share, return on average assets, and return on average tangible common equity were $51.3 million, $5.38, 2.32% and 20.52%, respectively.

Net interest income increased $35.1 million, or 39.7%, to $123.3 million, due to growth in average interest earning assets totaling $838.6 million (approximately $402.7 million related to the Signature merger), or 42.7%, to $2.80 billion. We continued to generate strong organic growth for the year, funded with low-cost core deposits from our regional business development teams and existing relationship banking efforts. Our net interest margin decreased 13 basis points to 5.88%, primarily from the impact of the Signature merger. Average loan yields decreased 18 basis points to 7.71%, primarily due to the composition of the acquired loans in the merger, while average loans increased $720.5 million ($304.6 million related to the Signature merger), or 49.2%, to $2.18 billion, with average legacy litigation-related loan growth totaling $393.7 million, or 44.4%. Loan interest income increased $39.5 million, or 45.7%, to $125.9 million with $41.6 million related to growth in average loan volumes, driven primarily by the merger and litigation related commercial growth, offset by $2.1 million in decreases from average loan rates, primarily as a result of acquired loans and, to a lesser extent, decreases in short-term market interest rates. Average securities increased $46.7 million to $379.6 million with yields increasing 13 basis points to 3.91%, with both increases primarily driven by the Signature merger. Average deposits increased $759.6 million ($363.0 million related to the Signature merger), or 43.2%, to $2.52 billion. We continue to generate core organic deposit growth, led by our litigation-related (both IOLTA/NOW and money market) growth totaling $368.4 million, or 31.3%. Our cost of deposits, including noninterest bearing demand deposits, increased 8 basis points to 1.07% primarily due to the Signature merger.

The provision for credit losses was $7.4 million for the nine months ended September 30, 2026, a $625 thousand increase from the comparable period in 2025.  As of September 30, 2026, our allowance to loans ratio was 1.30%. Based on management’s evaluation of current credit risk in our loan portfolio, management believes the allowance for credit losses is adequate at September 30, 2026.

Noninterest income totaled $20.7 million for the nine months ended September 30, 2026, an increase of $1.8 million ($1.5 million related to fee income generated by Signature’s existing banking platform and related commercial client base) from the same period in 2025. Payment processing income was $15.7 million for the nine months ended September 30, 2026, an increase of $625 thousand compared to 2025, as growth in the legacy Esquire payment processing income has been muted, primarily due to changes in our overall merchant risk profile and merchant composition. Payment processing volumes for the legacy Esquire credit and debit card processing platform increased $1.3 billion, or 4.3%, to $30.8 billion while transaction volume totaled 442.1 million for the current nine months. ASP fees totaled $3.3 million, an increase of $1.0 million from the same period in 2025, a direct result of the average balance of OBS sweep funds. In 2025, we recognized a $432 thousand gain on the sale of a fintech investment.

Noninterest expense increased $25.6 million, or 49.0%, to $77.7 million for 2026 compared to the same period in 2025. The increase primarily reflects $11.2 million in merger expenses, approximately $5.1 million in Signature’s operating expenses for the two months following the August 1, 2026 merger closing, and $1.8 million of core deposit intangible amortization, together with continued investment in the Company’s personnel, technology and business development capabilities. Employee compensation and benefits costs increased $9.7 million ($3.4 million related to the Signature merger), or 31.0%, to $40.8 million, reflecting the addition of Signature’s personnel and continued investment in employees across all departments as well as technology to primarily support our national litigation franchise. Other noninterest expenses increased $3.1 million to $23.9 million ($1.7 million related to the Signature merger), reflecting the expanded operations of the combined company and continued investment to support organic growth.

(1)	See non-GAAP reconciliation provided at the end of this news release.

The Company’s efficiency ratio was 54.0% for 2026, as compared to 48.7% in 2025. The adjusted(1) efficiency ratio was 44.6%, excluding the merger expenses of $11.2 million, amortization of core deposit intangible of $1.8 million, and accelerated stock compensation of $398 thousand.

The effective tax rate was 27.5% for the nine months ended September 30, 2026, as compared to 22.5% in the prior year period. The increase was primarily due to certain incremental discrete tax benefits related to share-based compensation in the prior year period.

Asset Quality

At September 30, 2026, we had five nonperforming loans totaling $8.6 million and one property acquired in the Signature merger in other real estate owned (“OREO”) totaling $1.0 million. Nonperforming loans included two legacy Esquire loans totaling $5.1 million, and three acquired Signature nonperforming loans totaling $3.5 million. These loans were individually evaluated based on borrower-specific credit information and expected recoveries and their carrying amount is deemed collectible. The allowance for credit losses was $44.7 million, or 1.30% of total loans, as compared to $21.1 million, or 1.37% of total loans at September 30, 2025. The increase in the allowance for credit losses primarily related to the merger with Signature. The ratio of nonperforming loans to total loans and nonperforming assets to total assets were 0.25% and 0.20%, respectively, at September 30, 2026. Based on management’s evaluation of current credit risk in our loan portfolio, the Signature merger, increases in the general reserves considering loan growth, loan composition, and the current uncertain economic and short-term interest rate environment, management believes the allowance for credit losses is adequate at September 30, 2026.

The following table provides information regarding asset quality for the periods presented:

	September 30,	December 31,	September 30,
	2026	2025	2025

	(in thousands)
Nonperforming loans held for investment
Multifamily	$4,400	$7,836	$7,910
Commercial real estate	2,108	—	—
Construction	396	—	—
Commercial	1,690	736	736
Total nonperforming loans held for investment	$8,594	$8,572	$8,646
OREO	1,000	—	—
Nonperforming assets	$9,594	$8,572	$8,646

Nonperforming loans to total loans	0.25%	0.49%	0.56%
Nonperforming loans to total assets	0.18	0..36	0.40
Nonperforming assets to total assets	0.20	0.36	0.40

Balance Sheet – September 30, 2026 vs. 2025

At September 30, 2026, total assets increased $2.62 billion ($1.90 billion related to the Signature merger), or 120.0%, to $4.81 billion. This increase was primarily attributable to the merger with Signature as well as organic loan growth totaling $497.3 million, or 32.1%. Our higher yielding commercial loans increased $1.09 billion ($667.6 million related to the Signature merger), or 103.6%, to $2.13 billion with commercial litigation-related loans increasing $461.4 million, or 46.5%, to $1.45 billion. Our commercial relationship banking sales pipeline remained robust, anchored by our regional senior BDOs (supported by commercial lending, risk, and operations) located in key markets throughout the U.S., including the Signature team with a focus on the Chicago and Midwest markets. The regional BDOs focused on our litigation vertical are supported by our best-in-class technology stack including, but not limited to; our proprietary CRM system, digital marketing cloud and lending based technology built on Salesforce supporting client relationships and lead acquisition initiatives; account-based digital marketing (or “ABM”) with significant thought leadership content; and artificial intelligence (or “AI”) for advanced data analytics across our platform powering personalized and real-time ABM content to both current clients and prospective clients. These BDOs have also significantly expanded our participation in local, state, and national trial associations across the country. The merger with Signature strengthens this growth potential in the Chicago and Midwest markets by adding an established Chicago commercial banking franchise and experienced bankers/BDOs with deep client relationships in the nation’s fourth largest legal markets for contingent fee plaintiff law firms, with Los Angeles, CA and New York City, NY rounding out the top two metro markets.

(1)	See non-GAAP reconciliation provided at the end of this news release.

The merger also broadened our commercial lending and core deposit base, diversified our loan and funding mix, and provided additional scale and resources to support continued growth nationally. Our available-for-sale securities portfolio increased $193.5 million to $458.7 million due primarily to the acquisition of Signature. Our held-to-maturity securities portfolio totaled $54.0 million, a decrease of $8.3 million, due to portfolio amortization.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	September 30,		December 31,		September 30,
	2026		2025		2025

	(Dollars in thousands)
Real estate:
Multifamily	$455,550	13.3%	$372,800	21.2%	$365,309	23.6%
Commercial real estate	534,084	15.6	107,293	6.1	105,634	6.8
1 – 4 family	42,101	1.2	9,835	0.6	10,013	0.7
Construction	99,286	2.9	—	—	—	—
Total real estate	1,131,021	33.0	489,928	27.9	480,956	31.1
Commercial:
Litigation related	1,454,450	42.5	1,178,325	67.0	993,072	64.2
Other	680,034	19.9	67,230	3.8	55,517	3.6
Total commercial	2,134,484	62.4	1,245,555	70.8	1,048,589	67.8
Consumer	159,698	4.6	22,762	1.3	17,181	1.1
Total loans held for investment	$3,425,203	100.0%	$1,758,245	100.0%	$1,546,726	100.0%
Deferred loan fees and unearned premiums, net	334		182		254
Loans, held for investment	$3,425,537		$1,758,427		$1,546,980

The following table provides information regarding the composition of our deposits for the periods presented:

	September 30,		December 31,		September 30,
	2026		2025		2025

	(Dollars in thousands)
Deposits:
DDA	$1,110,420	27.9%	$576,455	27.9%	$605,533	32.2%
Savings	150,555	3.8	37,458	1.8	22,172	1.2
NOW	1,625,985	40.9	1,230,885	59.7	1,022,482	54.4
Money Market	1,027,732	25.8	212,037	10.3	223,196	11.9
Time	63,198	1.6	6,172	0.3	6,057	0.3
Total Deposits	$3,977,890	100.0%	$2,063,007	100.0%	$1,879,440	100.0%

Total deposits were $3.98 billion as of September 30, 2026, a $2.10 billion ($1.65 billion related to the Signature merger), or 111.7%, increase from September 30, 2025. This increase was primarily attributable to the merger with Signature as well as organic deposit growth totaling $447.4 million, or 23.8%, with the NOW/IOLTA and money market categories totaling $362.6 million and $211.6 million, respectively, offset by noninterest bearing demand decreasing $123.0 million. Our deposit strategy focuses on building full-service commercial banking relationships through lending, payment processing and tailored treasury management solutions, with deposit growth driven primarily by our client relationships rather than rate competition. The merger with Signature strengthens this strategy by adding an established, relationship-focused commercial banking franchise with a diversified, low-cost core deposit base in the Chicago and Midwest markets. The merger broadened our funding sources, reduced our reliance on litigation-related deposits and enhanced our capacity to support continued growth across our national platforms. Our longer duration IOLTA, escrow and settlement deposits represent $1.56 billion, or 39.3%, of total deposits. As of September 30, 2026, uninsured deposits were $1.67 billion, or 42.1%, of our total deposits, excluding $24.1 million of the Company’s deposits held at the Bank. Approximately 50% of our uninsured deposits represent clients with full commercial relationship banking with us including, but not limited to, commercial loans, payment processing, and various commercial service-oriented relationships including law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of September 30, 2026, OBS sweep funds totaled approximately $775.5 million, with approximately $255.4 million, or 32.9%, available to be swept on balance sheet as reciprocal client relationship deposits. Our core low-cost deposit growth and off-balance sheet client funds continue to clearly demonstrate our highly efficient, full service commercial relationships and tech-enabled cash management platform on a national basis.

At September 30, 2026, we had the ability to borrow, on a secured basis, up to $823.2 million from the FHLB of New York and $42.0 million from the FRB of New York discount window. The increase in our borrowing capacity was due to the Signature merger. At September 30, 2026 we had a $2.2 million outstanding borrowing with the FHLB of Chicago as a result of the merger. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings.

Stockholders’ equity increased $507.4 million to $786.6 million as of September 30, 2026, primarily attributable to equity consideration of $466.1 million as a result of the merger with Signature as well as increases in retained earnings (net income less dividends paid to stockholders), and to a lesser extent, additional paid-in-capital from share-based compensation, offset by increases in other comprehensive losses related to our available-for-sale securities portfolio and treasury stock.

The Bank remains well above bank regulatory “Well Capitalized” standards.

Earnings Call Information

The Company will conduct a conference call on Tuesday, October 27, 2026 at 10:00 a.m. (ET), during which Andrew C. Sagliocca, Vice Chairman, Chief Executive Officer and President, and Michael Lacapria, Senior Vice President and Chief Financial Officer, will discuss Esquire’s third quarter financial performance, followed by a question-and-answer period.

The live audio webcast can be accessed via the following link: https://events.q4inc.com/attendee/886920992

Corresponding presentation slides and a replay of the conference call will be available on Esquire’s Investor Relations web page at investorrelations.esquirebank.com. The conference call may also be accessed by telephone using the dial-in information below:

Conference Call Details

North America - (833) 461-5787

Meeting ID: 886 920 992

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York. Its wholly owned subsidiary, Esquire Bank, is a full-service commercial bank, with five branch offices in Jericho, NY, Los Angeles, CA, and Chicago, IL, as well as an administrative office in Boca Raton, Florida. The Bank is dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York, Chicago, and Los Angeles metropolitan areas. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; the ability to complete; any failure to realize the anticipated benefits of the Signature transaction when expected or at all; risks relating to the integration of the Company and Signature; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and integration of the companies and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	September 30,	December 31,	September 30,
	2026	2025	2025
ASSETS
Cash and cash equivalents	$471,501	$235,887	$240,759
Securities available-for-sale, at fair value	458,672	246,505	265,132
Securities held-to-maturity, at cost	53,997	60,193	62,288
Securities, restricted at cost	9,506	3,173	3,173
Loans, held for investment	3,425,537	1,758,427	1,546,980
Less: allowance for credit losses	(44,677)	(24,022)	(21,119)
Loans, net of allowance	3,380,860	1,734,405	1,525,861
Premises and equipment, net	3,769	4,379	4,408
Goodwill	246,883	—	—
Core deposit intangible	47,499	—	—
Other assets	132,718	81,119	82,690
Total Assets	$4,805,405	$2,365,661	$2,184,311

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$1,110,420	$576,455	$605,533
Savings, NOW and money market deposits	2,804,272	1,480,380	1,267,850
Certificates of deposit	63,198	6,172	6,057
Total deposits	3,977,890	2,063,007	1,879,440
Other liabilities	40,900	13,056	25,644
Total liabilities	4,018,790	2,076,063	1,905,084
Total stockholders' equity	786,615	289,598	279,227
Total Liabilities and Stockholders' Equity	$4,805,405	$2,365,661	$2,184,311

Selected Financial Data
Common shares outstanding	12,159,646	8,552,405	8,565,491
Book value per share	$64.69	$33.86	$32.60
Tangible book value per share (1)	40.48	33.86	32.60
Tangible equity to tangible assets (1)	10.91	12.24	12.78

Capital Ratios
Consolidated Company
Tier 1 leverage ratio	11.76%	13.25%	13.59%
Common equity tier 1 capital ratio	13.45	15.37	16.75
Tier 1 capital ratio	13.45	15.37	16.75
Total capital ratio	14.14	16.62	18.00
Bank
Tier 1 leverage ratio	11.20%	11.87%	12.00%
Common equity tier 1 capital ratio	12.95	14.18	15.27
Tier 1 capital ratio	12.95	14.18	15.27
Total capital ratio	13.65	15.43	16.52

Asset Quality
Nonperforming loans	$8,594	$8,572	$8,646
Nonperforming assets	9,594	8,572	8,646
Allowance for credit losses to total loans	1.30%	1.37%	1.37%
Nonperforming loans to total loans	0.25	0.49	0.56
Nonperforming loans to total assets	0.18	0.36	0.40
Nonperforming assets to total assets	0.20	0.36	0.40
Allowance to nonperforming loans	520	280	244

(1)	See non-GAAP reconciliation provided at the end of this news release.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Interest income	$63,138	$41,301	$36,131	$143,472	$101,180
Interest expense	9,632	5,553	4,792	20,214	12,978
Net interest income	53,506	35,748	31,339	123,258	88,202
Provision for credit losses	1,800	2,900	1,750	7,400	6,775
Net interest income after provision for credit losses	51,706	32,848	29,589	115,858	81,427

Noninterest income:
Payment processing fees	5,444	5,126	5,069	15,713	15,088
Administrative service income	1,052	1,092	731	3,281	2,254
Other noninterest income	1,389	165	433	1,729	1,619
Total noninterest income	7,885	6,383	6,233	20,723	18,961

Noninterest expense:
Employee compensation and benefits	15,958	12,605	10,852	40,784	31,133
Merger expenses	8,887	1,070	210	11,229	210
Amortization of core deposit intangible	1,827	—	—	1,827	—
Other expenses	9,295	7,430	7,298	23,889	20,827
Total noninterest expense	35,967	21,105	18,360	77,729	52,170
Income before income taxes	23,624	18,126	17,462	58,852	48,218
Income taxes	6,142	5,148	3,405	16,181	10,864
Net income	$17,482	$12,978	$14,057	$42,671	$37,354

Earnings Per Share
Basic	$1.65	$1.57	$1.74	$4.71	$4.65
Diluted	1.57	1.49	1.62	4.48	4.32
Basic - adjusted (1)	2.23	1.69	1.60	5.67	4.51
Diluted - adjusted (1)	2.12	1.60	1.49	5.38	4.19

Weighted average basic shares	10,598,905	8,274,280	8,094,441	9,050,562	8,038,047
Weighted average diluted shares	11,143,493	8,726,355	8,690,130	9,532,466	8,646,398

Selected Financial Data
Return on average assets	1.73%	2.09%	2.61%	1.93%	2.46%
Return on average equity	11.11	17.06	20.83	13.94	19.60
Net interest margin	5.74	5.96	6.04	5.88	6.01
Efficiency ratio	58.6	50.1	48.9	54.0	48.7
Adjusted return on average assets (1)	2.34	2.25	2.41	2.32	2.39
Adjusted return on average tangible equity (1)	23.10	18.33	19.20	20.52	19.03
Adjusted efficiency ratio (1)	41.1	47.6	48.3	44.6	48.5

Cash dividends paid per common share	$0.200	$0.200	$0.175	$0.600	$0.525

(1)	See non-GAAP reconciliation provided at the end of this news release.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	September 30,			June 30,			September 30,
	2026			2026			2025
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$2,892,413	$55,207	7.57%	$1,876,857	$36,417	7.78%	$1,532,484	$30,839	7.98%
Securities, includes restricted stock	479,845	4,884	4.04%	322,761	3,046	3.79%	337,705	3,244	3.81%
Interest earning cash and other	328,772	3,047	3.68%	205,031	1,838	3.60%	189,418	2,048	4.29%
Total interest earning assets	3,701,030	63,138	6.77%	2,404,649	41,301	6.89%	2,059,607	36,131	6.96%

NONINTEREST EARNING ASSETS	299,758			80,188			74,791

TOTAL AVERAGE ASSETS	$4,000,788			$2,484,837			$2,134,398

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$2,327,225	$9,132	1.56%	$1,571,288	$5,502	1.40%	$1,275,061	$4,739	1.47%
Time deposits	45,239	417	3.66%	6,415	50	3.13%	6,092	52	3.39%
Total interest bearing deposits	2,372,464	9,549	1.60%	1,577,703	5,552	1.41%	1,281,153	4,791	1.48%
Borrowings	6,134	83	5.37%	42	1	9.55%	42	1	9.45%
Total interest bearing liabilities	2,378,598	9,632	1.61%	1,577,745	5,553	1.41%	1,281,195	4,792	1.48%

NONINTEREST BEARING LIABILITIES
Demand deposits	966,305			581,150			568,107
Other liabilities	31,474			20,752			17,341
Total noninterest bearing liabilities	997,779			601,902			585,448
Stockholders' equity	624,411			305,190			267,755

TOTAL AVG. LIABILITIES AND EQUITY	$4,000,788			$2,484,837			$2,134,398
Net interest income		$53,506			$35,748			$31,339
Net interest spread			5.16%			5.48%			5.48%
Net interest margin			5.74%			5.96%			6.04%
Deposits (including nonint. demand deposits)	$3,338,769	$9,549	1.13%	$2,158,853	$5,552	1.03%	$1,849,260	$4,791	1.03%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Nine Months Ended September 30,
	2026			2025
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$2,184,198	$125,922	7.71%	$1,463,667	$86,411	7.89%
Securities, includes restricted stock	379,554	11,108	3.91%	332,872	9,413	3.78%
Interest earning cash and other	237,249	6,442	3.63%	165,824	5,356	4.32%
Total interest earning assets	2,801,001	143,472	6.85%	1,962,363	101,180	6.89%

NONINTEREST EARNING ASSETS	152,358			68,370

TOTAL AVERAGE ASSETS	$2,953,359			$2,030,733

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$1,789,012	$19,591	1.46%	$1,196,256	$12,748	1.42%
Time deposits	20,070	534	3.56%	7,628	227	3.98%
Total interest bearing deposits	1,809,082	20,125	1.49%	1,203,884	12,975	1.44%
Borrowings	2,204	89	5.40%	42	3	9.55%
Total interest bearing liabilities	1,811,286	20,214	1.49%	1,203,926	12,978	1.44%

NONINTEREST BEARING LIABILITIES
Demand deposits	709,641			555,235
Other liabilities	23,229			16,796
Total noninterest bearing liabilities	732,870			572,031
Stockholders' equity	409,203			254,776

TOTAL AVG. LIABILITIES AND EQUITY	$2,953,359			$2,030,733
Net interest income		$123,258			$88,202
Net interest spread			5.36%			5.45%
Net interest margin			5.88%			6.01%
Deposits (including nonint. demand deposits)	$2,518,723	$20,125	1.07%	$1,759,119	$12,975	0.99%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(dollars in thousands except per share data)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

Adjusted net income, which is used to compute adjusted earnings per share and adjusted return on average assets, excludes the impact of merger expenses, accelerated stock compensation, net of tax, and tax benefits related to exercise of expiring stock options that lowered our effective tax rate to 26.0% and 19.5% in the third quarter of 2026 and 2025, respectively.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Net income – GAAP	$17,482	$12,978	$14,057	$42,671	$37,354
Adjustments to net income:
Merger expenses	8,887	1,070	210	11,229	210
Accelerated stock compensation	—	—	—	398	—
Tax benefits related to exercise of expiring stock options	(938)	—	(1,310)	(938)	(1,310)
Income tax effect of adjustments	(1,812)	(100)	—	(2,032)	—
Adjusted net income	$23,619	$13,948	$12,957	$51,328	$36,254

Diluted earnings per share – GAAP	$1.57	$1.49	$1.62	$4.48	$4.32
Adjusted diluted earnings per share – non-GAAP	2.12	1.60	1.49	5.38	4.19

Average assets	$4,000,788	$2,484,837	$2,134,398	$2,953,359	$2,030,733
Return on average assets – GAAP	1.73%	2.09%	2.61%	1.93%	2.46%
Adjusted return on average assets – non-GAAP	2.34	2.25	2.41	2.32	2.39

Adjusted return on average tangible equity excludes the impact of merger expenses, accelerated stock compensation, amortization of core deposit intangible (“CDI”), net of tax, and tax benefits related to exercise of expiring stock options.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Net income – GAAP	$17,482	$12,978	$14,057	$42,671	$37,354
Adjustments to net income:
Merger expenses	8,887	1,070	210	11,229	210
Amortization of CDI, net of tax	1,334	—	—	1,334	—
Accelerated stock compensation	—	—	—	398	—
Tax benefits related to exercise of expiring stock options	(938)	—	(1,310)	(938)	(1,310)
Income tax effect of adjustments	(1,812)	(100)	—	(2,032)	—
Adjusted net income	$24,953	$13,948	$12,957	$52,662	$36,254

Average equity	$624,411	$305,190	$267,755	$409,203	$254,776
Less average:
Goodwill	163,461	—	—	55,086	—
CDI	32,388	—	—	10,914	—
Average tangible equity	$428,562	$305,190	$267,755	$343,203	$254,776

Return on average equity – GAAP	11.11%	17.06%	20.83%	13.94%	19.60%
Adjusted return on average tangible equity – non-GAAP	23.10	18.33	19.20	20.52	19.03

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(dollars in thousands except per share data)

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP).

Adjusted noninterest expense, which is used to compute the adjusted efficiency ratio, excludes the impact of merger expenses, amortization of CDI, and accelerated stock compensation.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Efficiency ratio – non-GAAP(1)	58.6%	50.1%	48.9%	54.0%	48.7%
Noninterest expense – GAAP	$35,967	$21,105	$18,360	$77,729	$52,170
Less: merger expenses	8,887	1,070	210	11,229	210
Less: amortization of CDI	1,827	—	—	1,827	—
Less: accelerated stock compensation	—	—	—	398	—
Adjusted noninterest expense – non-GAAP	$25,253	$20,035	$18,150	$64,275	$51,960
Net interest income – GAAP	53,506	35,748	31,339	123,258	88,202
Noninterest income – GAAP	7,885	6,383	6,233	20,723	18,961
Total revenue – GAAP	$61,391	$42,131	$37,572	$143,981	$107,163
Adjusted efficiency ratio – non-GAAP(2)	41.1%	47.6%	48.3%	44.6%	48.5%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing adjusted noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.

The following reconciles book value per common share and equity to assets (GAAP) to tangible book value per common share and tangible equity to tangible assets (non-GAAP).

Management believes that reporting the non-GAAP measures of tangible common equity and tangible assets more closely approximates the adequacy of capital for regulatory purposes.

	September 30,	December 31,	September 30,
	2026	2025	2025
Tangible Equity
Total stockholders' equity	$786,615	$289,598	$279,227
Less:
Goodwill	246,883	—	—
CDI	47,499	—	—
Tangible equity	$492,233	$289,598	$279,227

Tangible Assets
Total assets	$4,805,405	$2,365,661	$2,184,311
Less:
Goodwill	246,883	—	—
CDI	47,499	—	—
Tangible assets	$4,511,023	$2,365,661	$2,184,311

Shares outstanding	12,159,646	8,552,405	8,565,491
Book value per common share - GAAP	$64.69	$33.86	$32.60
Tangible book value per common share - non-GAAP	$40.48	$33.86	$32.60

Equity to assets - GAAP	16.37%	12.24%	12.78%
Tangible equity to tangible assets - non-GAAP	10.91%	12.24%	12.78%